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                           August 19, 2022

       Mike Costello
       Treasurer
       Jackson Financial Inc.
       1 Corporate Way
       Lansing, Michigan 48951

                                                        Re: Jackson Financial
Inc.
                                                            Registration
Statement on Form S-4
                                                            Filed on August 12,
2022
                                                            File No. 333-266832

       Dear Mr. Costello:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact
Christopher Wall at 202-551-4162 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Finance